EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
QNB Corp.

We consent to incorporation by reference in the registration statement (No. 33-79802 and No. 333-16627) on Form S-8 of QNB Corp. of our report dated January 28, 1998, relating to the consolidated balance sheet of QNB Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K of QNB Corp.

/s/ KPMG Peat Marwick LLP
March 24, 1998